UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	December 12, 2006

THE CHILDREN'S PLACE RETAIL STORES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-23071	31-1241495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(201) 558-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 12, 2006, The Children’s Place Retail Stores, Inc. (the “Company”) received a Nasdaq Staff Determination letter from the Nasdaq Stock Market. The letter states that because the Company has not filed its Quarterly Report on Form 10-Q for the third quarter ended October 28, 2006, with the Securities and Exchange Commission, Nasdaq, pursuant to Marketplace Rule 4310(c)(14), has an additional basis for delisting the Company's securities from The Nasdaq Global Select Stock Market. In accordance with Marketplace Rule 4804(c), the Company will respond to the Nasdaq Listing Qualifications Panel (the “Panel”) regarding this additional deficiency. The letter states that the Panel will consider this matter in rendering its determination about the Company’s continued listing.

The Company anticipated receipt of this notice since, as previously announced, it received an initial Staff Determination letter indicating that the Company was not in compliance with the filing requirements for continued listing due to the Company's inability to file its Quarterly Report on Form 10-Q for the second quarter ended July 29, 2006. The Company appealed the initial Staff Determination at a hearing before the Panel on October 26, 2006. The panel has not yet rendered a decision. Pending a decision by the Panel, the Company's common stock will remain listed on The Nasdaq Global Select Stock Market. However, there can be no assurance that the Panel will grant the Company's request for continued listing.

As previously announced an investigation into the Company’s stock option practices is being conducted by outside counsel and is under the supervision of a Special Committee of the Board of Directors. The Board is committed to completing the investigation and resolving these issues as quickly and diligently as possible.

On December 15, 2006 the Company issued a press release announcing receipt of the Nasdaq Staff Determination letter. A copy of the Company’s press release is included as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired: Not applicable

(b) Pro Forma Financial Information: Not applicable

(c) Exhibits:

99.1	Press Release dated December 15, 2006.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHILDREN'S PLACE RETAIL STORES, INC.

By:	/s/ Susan Riley
Name:	Susan Riley, Senior Vice President, Chief Financial Officer

Dated: December 15, 2006